Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2019 RESULTS AND ANNOUNCES $148 MILLION OF EXPANSION PROJECTS TO INCREASE CAGE-FREE CAPACITY

JACKSON, Miss. (April 1, 2019) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter (thirteen weeks) ended March 2, 2019.

Net sales for the third quarter of fiscal 2019 were $384.0 million, an 11.9 percent decrease, compared to $435.8 million for the third quarter of fiscal 2018. The Company reported net income of $39.8 million, or $0.82 per basic and diluted share, for the third quarter of fiscal 2019, compared to net income of $96.3 million, or $1.99 per basic and diluted share, for the third quarter of fiscal 2018. Results for the third quarter of fiscal 2018 were favorably affected by a $35.0 million, or $0.72 per basic and diluted share, discrete tax benefit related to the Tax Cuts and Jobs Act (TCJA) tax reform legislation enacted during the period, and the subsequent revaluation of the Company’s deferred tax liabilities at the new, lower corporate tax rate.

For the thirty-nine weeks ended March 2, 2019, net sales were $1,080.6 million compared to $1,059.8 million for the prior-year period. The Company reported net income of $74.0 million, or $1.53 per basic and $1.52 diluted share, for the thirty-nine weeks ended March 2, 2019, compared to net income of $54.2 million, or $1.12 per basic and diluted share for the year-earlier period. Results for the thirty-nine week period of fiscal 2018 were favorably affected by the TCJA tax reform legislation noted above. The results for both year-to-date periods also include after-tax charges of $1.7 million and $52.8 million, respectively, related to previously disclosed antitrust claims that several large direct- action purchasers had asserted against the Company.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Cal-Maine Foods had a solid financial and operating performance for the third quarter of fiscal 2019, supported by favorable demand trends and continued growth of our specialty egg business. The decline in net sales compared to the prior-year quarter reflects lower average market prices and the timing of the Easter holiday. In fiscal 2018, the Easter holiday occurred three weeks earlier and was preceded by a strong pre-holiday sales bump in our third quarter.

“Market prices for shell eggs have been volatile, with the Southeast large market average price down 19.5 percent in the third quarter compared with the prior-year quarter. At the same time, our average customer selling price for the quarter, due to the strength of our specialty egg business, was down 11.1 percent. While demand trends have been strong throughout fiscal 2019, with near record per capita U.S. egg consumption, we believe future supply concerns are affecting market prices. Actual hen numbers from the March 2019 USDA report are 336.1 million, up 1.7 percent over last year. These numbers continue to trend upwards and could negatively affect market prices for our fourth fiscal quarter and on through calendar 2019.

“Specialty eggs, excluding co-pack sales, accounted for 24.7 percent of our sales volumes for the third quarter, compared with 24.3 percent a year ago. Specialty egg revenue was 35.0 percent of total shell egg revenue, compared with 30.2 percent for the third quarter of fiscal 2018, reflecting slightly higher volumes and a 2.1 cent per dozen increase in average selling price for specialty eggs compared with the prior-year period. Specialty eggs remain a primary focus of our growth strategy, and we strive to offer a favorable product mix that reflects current demand trends. As the egg industry prepares for the expected continued increase in demand for cage-free eggs, we are working closely with our customers to ensure their needs are met through this transition," said Baker.

In November 2018, California passed Proposition 12, which provides for minimum space requirements per hen beginning in 2020 and mandates that all eggs and egg products sold in California must be cage-free by 2022. On March 29, 2019, Cal-Maine Foods’ Board of Directors approved a major expansion of the cage-free capacity at the Company’s Delta, Utah, facility.  This expansion includes new facilities for 2.0 million cage-free hens, a processing plant, additional pullet capacity, and renovation of existing capacity to cage-free for another 1.4 million hens, with initial capacity expected to come on line beginning in late 2019 and completion by early 2022.  With these additions, the

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CALM Reports Third Quarter Fiscal 2019 Results

April 1, 2019

Delta facility will have approximately 3.4 million cage-free hens to help meet the demands of the California market.  Other approved expansion projects include adding pullets and cage-free capacity for 1.0 million hens in Pittsburg, Texas, and building new cage-free pullet housing in Zephyrhills, Florida.  The total expenditure for these new expansion projects is $148 million. As of March 29, 2019, including these new expansion projects, remaining projected costs for material construction projects to add cage-free capacity are approximately $185.0 million, which the Company expects to finance with cash on hand, investments, and operating cash flow.

Baker added, “We have continued to focus on responsible and efficient management across all of our operations in fiscal 2019. For the third quarter, our farm production costs per dozen were up 6.9 percent over the third quarter last year, primarily due to higher feed costs. Our feed costs per dozen were up 6.3 percent, reflecting higher prices paid for feed ingredients primarily related to less favorable crop conditions in the south central United States, which adversely affected ingredient prices at some of our larger feed mill operations. Also, our organic and other specialty egg production continues to grow, which requires a higher priced feed formulation. With the record harvest of the U.S. corn and soybean crops in 2018, we have access to a sufficient supply of feed ingredients. However, grain prices have been volatile due to the ongoing uncertainties and geopolitical issues surrounding trade agreements and international tariffs.

“We are pleased with the trends in our business and our ability to execute our growth strategy and respond to both the challenges and opportunities in a dynamic market. We continue to invest in our operations, and we are well positioned to expand our own capacity or consider potential acquisitions to support our future growth. Above all, we are focused on meeting the demands of our valued customers with a favorable product mix, including cage-free and other specialty eggs,” said Baker.

For the third quarter of fiscal 2019, Cal-Maine Foods will pay a cash dividend of approximately $0.272 per share to holders of its common and Class A common stock. Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable on May 16, 2019, to holders of record on May 1, 2019.

Selected operating statistics for the third quarter and year to date period of fiscal 2019 compared with the prior-year period are shown below:

	13 Weeks Ended		39 Weeks Ended
	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018
Dozen Eggs Sold (000)	271,805	273,209	784,128	785,758
Dozen Eggs Produced (000)	222,213	221,119	654,380	657,578
% Specialty Sales (dozen)*	24.7%	24.3%	24.0%	22.9%
% Specialty Sales (dollars)*	35.0%	30.2%	34.8%	33.3%
Net Average Selling Price (per dozen)	$1.373	$1.545	$1.331	$1.303
Net Average Selling Price Specialty Eggs (per dozen)*	$1.954	$1.933	$1.935	$1.907
Feed Cost (per dozen)	$0.421	$0.396	$0.416	$0.387

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CALM Reports Third Quarter Fiscal 2019 Results

April 1, 2019

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Third Quarter Fiscal 2019 Results

April 1, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		39 Weeks Ended
	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018
Net sales	$383,992	$435,820	$1,080,616	$1,059,837
Cost of sales	301,551	315,722	870,511	840,007
Gross profit	82,441	120,098	210,105	219,830
Selling, general, and administrative expense	45,009	44,175	132,500	128,045
Legal settlement expense	—	—	2,250	80,750
Gain on disposal of fixed assets	(758)	(279)	(847)	(325)
Operating income	38,190	76,202	76,202	11,360
Other income, net	15,291	11,855	22,546	12,087
Income before income taxes and noncontrolling interest	53,481	88,057	98,748	23,447
Income tax (benefit) expense	13,616	(8,301)	24,134	(30,653)
Net income before noncontrolling interest	39,865	96,358	74,614	54,100
Less: Net income (loss) attributable to noncontrolling interest	88	64	625	(65)
Net income attributable to Cal-Maine Foods, Inc.	$39,777	$96,294	$73,989	$54,165

Net income per share:
Basic	$0.82	$1.99	$1.53	$1.12
Diluted	$0.82	$1.99	$1.52	$1.12
Weighted average shares outstanding
Basic	48,417	48,361	48,416	48,340
Diluted	48,533	48,476	48,545	48,460

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CALM Reports Third Quarter Fiscal 2019 Results

April 1, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS

	March 2, 2019	June 2, 2018
ASSETS
Cash and short-term investments	$341,852	$331,017
Receivables, net	93,222	85,839
Inventories	178,418	168,644
Prepaid expenses and other current assets	3,912	2,020
Current assets	617,404	587,520

Property, plant and equipment (net)	439,300	425,384
Other noncurrent assets	137,751	137,543
Total assets	$1,194,455	$1,150,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$84,116	$87,209
Accrued dividends payable	13,245	17,093
Current maturities of long-term debt and capital lease obligations	2,444	3,536
Current liabilities	99,805	107,838

Long-term debt and capital lease obligations, less current maturities	677	2,554
Deferred income taxes and other liabilities	85,930	84,373
Stockholders' equity	1,008,043	955,682
Total liabilities and stockholders' equity	$1,194,455	$1,150,447

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